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                                                                   Exhibit 5.0



November 27, 1996



Board of Directors
Clean Diesel Technologies, Inc.
Suite 702, 300 Atlantic Street
Stamford CT 06901


Dear Sirs:


This opinion is rendered in connection with the registration on Form S-8 ("the Registration Statement") of 312,500 shares of Common Stock (the "Shares") of Clean Diesel Technologies, Inc. (the "Company") pursuant or subject to the 1994 Incentive Plan of the Company. In rendering this opinion I have reviewed the Articles of Incorporation of the Company, as amended, and such other documents as I deemed relevant in the circumstances.

In my opinion such of the Shares as are to be issued under stock option agreements extant as of the date hereof have been duly authorized, and, when approved by resolution of the Board of Directors of the Company and covered by future stock option agreements, the remainder of the Shares shall have been duly authorized. Further, in my opinion, when payment of the exercise price is made to and certificates therefor are issued by the Transfer Agent and Registrar of the Company, the Shares evidenced by such certificates shall be validly issued and non-assessable.

I consent to the reference to this opinion in the Registration Statement and to its inclusion as an exhibit to the Registration Statement.


Very truly yours,


/s/ C.W. Grinnell
Charles W. Grinnell
Vice President, General Counsel
   & Corporate Secretary